Exhibit 10.1

REAL ESTATE SALES AGREEMENT

THIS REAL ESTATE SALES AGREEMENT (this “Agreement”) entered into as of the 14th day of November, 2011 (the “Effective Date”), by and C.P. INVESTMENTS, INC., an Alabama corporation (the “Seller”), and COMPUTER PROGRAMS AND SYSTEMS, INC., a Delaware corporation (“Buyer”).

RECITALS

Seller is the owner of the real estate and improvements thereon situated in the City of Mobile, Mobile County, Alabama as more particularly described on Exhibit A attached hereto and made a part hereof (the “Real Estate”).

In consideration of the terms, covenants and conditions hereinafter set forth, to be kept and performed by the parties hereto, the parties hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE

SECTION 1.1            Sale and Purchase of Property:    Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller the Real Estate, as it may be further described by the Survey or the Title Commitment (as those terms are hereinafter defined), together with: (a) all easements, licenses, rights of way, drives, alleys, parking areas and appurtenances belonging to or in any way pertaining to the Real Estate; and (c) all fixtures and improvements owned by Seller located in, on or used in connection with the Real Estate. The Real Estate, together with the foregoing is hereinafter referred to collectively as the “Property”.

SECTION 1.2            Purchase Price:    The purchase price to be paid by Buyer to Seller for the Property (the “Purchase Price”) shall be Nine Million Five Hundred Thousand and No/100 Dollars ($9,500,000.00).

SECTION 1.3            Payment of the Purchase Price:    The Purchase Price, less the Earnest Money (as defined in Section 1.4), shall be payable by Buyer to Seller in immediately available funds at Closing.

SECTION 1.4            Earnest Money:    Not later than forty-eight (48) hours following full acceptance of this Agreement, Buyer shall deposit with Maynard, Cooper & Gale, P.C. (the “Escrow Holder”) the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) (the “Earnest Money”). Escrow Holder shall deposit the Earnest Money in an insured, interest-bearing account. Unless otherwise applied or disbursed according to the terms of this Agreement, the Earnest Money shall be applied to reduce the amount of the Purchase Price owed to Seller at Closing. Upon notice by the Buyer to the Seller that any of Buyer’s Conditions to Close (as defined in Article 3) cannot be met, the Escrow Holder shall return the Earnest Money to the Buyer; this Agreement shall terminate; and the parties shall have no further obligations to each other.

ARTICLE 2

DUE DILIGENCE REVIEW

SECTION 2.1            Due Diligence Review.    For a period of sixty (60) days following the Effective Date (the “Due Diligence Period”), Buyer, at its sole cost and expense, shall conduct its due diligence review of the Property (“Due Diligence Review”). The Due Diligence Review may include, in Buyer’s sole discretion, without limitation, inspections by Buyer and its agents of the Property’s mechanical and electrical systems, roof, structure, foundation, soil, all environmental conditions affecting the Property, all books, records, and files relating to the Property, and all other matters affecting the feasibility or suitability of the Property for Buyer’s intended purpose. Buyer shall have the entire Due Diligence Period to perform and complete the Due Diligence Review. During the Due Diligence Period, Seller shall deliver to Buyer any items in Seller’s or Seller’s agents’ possession or control or reasonably obtainable by Seller or Seller’s agents and requested by Buyer. Seller shall cooperate with Buyer in good faith in connection with Buyer’s Due Diligence Review of the Property.

SECTION 2.2            Title and Survey Matters.    During the Due Diligence Period, Buyer shall conduct a review of title and survey to determine the Property’s suitability for Buyer’s use.

(a)        Title Commitment:    Seller shall obtain for Buyer, at Seller’s sole cost and expense, a title commitment (“Title Commitment”) for an owner’s title insurance policy issued by Stewart Title Guaranty Company (through Maynard, Cooper & Gale, P.C., as agent), or any other title company selected by Buyer (the “Title Company”), in the amount of the Purchase Price, committing to insure Buyer against loss on account of any defects or encumbrances in title, excepting only current ad valorem taxes and other title or survey matters which Buyer, in writing, agrees to accept (the “Permitted Exceptions”).

(b)        Survey:    Either (i) Seller shall have provided to Buyer a copy of an existing ALTA survey for the Property (the “Existing Survey”), if any, along with an affidavit stating that there have been no changes to the Property as depicted on such survey, or (ii) if no Existing Survey exists or if the Existing Survey is unacceptable to Buyer or the Title Company, Buyer shall have obtained a current ALTA survey of the Property (the “Survey”), in a form acceptable to Buyer and the Title Company so that the standard exceptions as to matters of survey may be deleted from the final title policy. The Survey shall be prepared by a registered land surveyor licensed to do business in Alabama, shall contain a detailed legal description of the Land and such other matters as may be required by Buyer or the Title Company.

(c)        Removal of Encumbrances:    Buyer shall notify Seller of any liens, encumbrances or other items shown on the Survey or listed in the Title Commitment that are not acceptable to Buyer. Any liens, encumbrances or other items shown on the Survey or listed in the Title Commitment that are not specifically accepted by Buyer in writing shall be removed by Seller prior to the end of the Due Diligence Period, or if the same consist of liens securing repayment or payment obligations, the same shall be paid in full and satisfied at Closing. If Seller notifies Buyer in writing that it is unable or unwilling to clear any defects or exceptions to title before or at Closing as aforesaid, Buyer shall have the right to either waive the same or terminate this Agreement.

SECTION 2.3            License to Enter.    Seller hereby grants to Buyer and Buyer’s agents a license to enter onto the Property and agrees to cooperate in allowing access to the Property for the purposes of conducting Buyer’s Due Diligence Review. Seller represents and warrants that Seller has the right and authority to grant Buyer such license.

SECTION 2.4            Due Diligence Review Approval/Disapproval.    Notwithstanding any other provision hereunder, prior to the expiration of the Due Diligence Period, Buyer, in its sole discretion, may disapprove the Due Diligence Review for any reason whatsoever and terminate this Agreement. On or before the expiration of the Due Diligence Period, Buyer shall notify Seller in writing (“Buyer’s Approval/Disapproval Notice”) of its approval or disapproval of the Due Diligence Review. If Buyer notifies Seller of its disapproval of the Due Diligence Review, this Agreement shall terminate and the parties shall have no further obligations hereunder. If Buyer does not timely provide Buyer’s Approval/Disapproval Notice, Buyer shall be deemed to have approved the Due Diligence Review and the parties shall proceed to Closing. If this Agreement is terminated, Escrow Holder shall promptly refund the Earnest Money to Buyer according to Section 1.4.

ARTICLE 3

CONDITIONS PRECEDENT

The obligation of Buyer to purchase the Property or otherwise perform any obligation hereunder shall be further conditioned upon the fulfillment or waiver by Buyer prior to Closing of each of the following conditions precedent to Closing (collectively, “Buyer’s Conditions to Close”):

SECTION 3.1            Due Diligence:    Buyer shall have determined or be deemed to have determined during the Due Diligence Period that the conditions of the Property are satisfactory and suitable for Buyer’s intended use in its absolute discretion, and Buyer shall not have exercised its option during the Due Diligence Period to terminate this Agreement.

SECTION 3.2            Title Policy:    Buyer shall have received the Title Commitment marked down by the Title Company through the date and time of recording of the deed delivered hereunder and in the amount of the Purchase Price, binding the Title Company to issue an owner’s policy of title insurance insuring that Buyer has good, marketable and indefeasible fee simple title to the Property, subject only to the Permitted Exceptions. Such marked down Title Commitment must delete the standard pre-printed exceptions for (a) mechanics’ and materialmen’s liens, and (2) matters pertaining to survey or a physical inspection of the Property. Seller shall have executed and delivered such affidavits, indemnities, quit claim deeds and certificates required by the Title Company to issue such title policy.

SECTION 3.3            Performance By Seller:    The performance by Seller of each and every agreement or act required to be performed by Seller hereunder, and the truth and accuracy, in all material respects, of each representation and warranty made by Seller as of the Closing Date.

SECTION 3.4            Closing Documents:    Seller shall have delivered to Buyer all items and documents required to be delivered by Seller to Buyer in accordance with the terms of this Agreement, including specifically, but without limitation, Seller’s Closing Deliveries (as defined in Section 4.2).

SECTION 3.5             Termination.    In the event that any of the foregoing Buyer’s Conditions to Close are not satisfied by the Closing Date or such earlier deadline as may be set forth above, Buyer shall have the right, at its option, to either (a) terminate this Agreement by written notice to Seller and in such event the Escrow Holder shall promptly refund the Earnest Money to Buyer and neither party shall have any further obligations to the other hereunder, or (b) waive the Buyer’s Condition to Close that is not met. The foregoing Buyer’s Conditions to Close are for the sole benefit of Buyer, and any one or more of such conditions may be waived by Buyer, in whole or in part, in Buyer’s sole discretion.

ARTICLE 4

CLOSING

SECTION 4.1            Closing Date, Time and Location:    The closing of the transaction set forth herein (the “Closing”) shall take place on or before thirty (30) days after the expiration of the Due Diligence Period (the “Closing Date”) at the offices of Buyer’s counsel, Maynard, Cooper & Gale, P.C., 11 North Water Street, Suite 27000, Mobile, Alabama, at a time mutually agreeable to the parties, unless the parties mutually agree on another date, time and location.

SECTION 4.2            Seller’s Closing Deliveries:    At Closing, Seller shall execute and deliver to Buyer the following items (collectively, the “Seller’s Closing Deliveries”):

(a)        A general warranty deed transferring and conveying to Buyer the Property, free and clear of all liens, charges and encumbrances except for the Permitted Exceptions, which deed shall be duly executed by Seller and acknowledged in form for recording.

(b)        A quitclaim deed, if necessary, dated as of the Closing Date, in a form acceptable to Buyer conveying the Property to Buyer pursuant to the legal description to be drawn from the Survey, which deed shall be duly executed by Seller and acknowledged in form for recording.

(c)        An owner’s affidavit executed by Seller and dated as of the Closing Date in a form reasonably acceptable to the Title Company.

(d)        A lien waiver affidavit executed by Seller and dated as of the Closing Date acknowledging, among other things, that no bills for labor and/or materials furnished to the Property are due and owed to any parties.

(e)        A certificate and affidavit of non-foreign status in a form satisfying the requirements of the foreign investors real property tax act (“FIRPTA”).

(f)        A limited warranty bill of sale in a form reasonably acceptable to Seller and Buyer (the “Bill of Sale”). By executing and delivering the Bill of Sale, Seller shall (i) convey to Buyer all personal property located on the Property, and (ii) assign to Buyer any warranties and permits in effect with respect to the Property.

(g)        An instrument or instruments in form and substance reasonably satisfactory to Buyer terminating any lease(s) in effect with respect to the Property (the “Leases”).

(h)        Certificates dated within thirty (30) days of the Closing from the (i) Alabama Secretary of State indicating that Seller is a corporation duly organized in existence and in good standing under the laws of the State of Alabama; and (ii) such other documentation evidencing the due organization and authority of Seller as may be required by the Title Company as a condition to insuring title to the Property.

(i)        A certified copy of resolutions that have been adopted by the Board of Directors of Seller and the required shareholders of Seller, as required pursuant to Seller’s organizational documents, authorizing the sale of the Property pursuant to the terms of this Agreement and authorizing specified individuals to sign on Seller’s behalf the documents necessary to consummate this sale.

(j)        A certificate dated the Closing Date stating that all of the representations and warranties of Seller contained in Section 8.1 hereof are true and correct in all material respects as of the date such representations and warranties are made and as of the Closing Date.

(k)        An instrument or instruments in form and substance reasonably satisfactory to Buyer terminating (a) all existing agreements with any party with respect to management or leasing of the Property or any part thereof, and (b) any service contracts which Buyer elects not to assume, all of such terminations to be without proration or contribution from Buyer.

(l)        Such originals of the permits, warranties and service contracts Buyer has elected to assume that are in Seller’s possession.

(m)        All keys to the Property which Seller has in its possession, properly tagged for identification.

(n)        A settlement statement setting further all amounts paid and to be paid at Closing (“Settlement Statement”).

(o)        Such other documents as may be reasonably required by Buyer or the Title Company.

SECTION 4.3            Buyer’s Closing Deliveries.    At Closing, Buyer shall execute and deliver to Seller the following (“Buyer’s Closing Deliveries”)”

(a)        The Settlement Statement.

(b)        Such other documents as may be reasonably requested by Seller or the Title Company.

SECTION 4.4            Legal Description:    For purposes of the general warranty deed and other documents to be delivered to Buyer by Seller at Closing, the legal description of the Property shall be as set forth in the Title Commitment. To the extent that the Survey describes property in excess of such legal description, the excess will be conveyed by a quitclaim deed and other documents and instruments which are to be delivered at Closing with no adjustment to the Purchase Price.

SECTION 4.5            Prorations and Adjustments:    The following items shall be adjusted and prorated between Seller and Buyer as of the Closing Date:

(a)        Ad Valorem Taxes:    All real estate ad valorem taxes and special taxes or assessments; all municipal taxes shall be prorated in advance; and all other taxes shall be prorated in arrears.

(b)        Assessments:    Assessments, either general or special, for improvements completed prior to the Closing Date, whether matured or unmatured, shall be paid in full by Seller. All other assessments shall be paid by Buyer.

(c)        Rents:    Seller shall provide to Buyer at Closing a credit against the Purchase Price for any rent payments made by Buyer to Seller under the Leases that apply to any periods of time following the Closing Date.

(d)        Utilities.    Seller and Buyer jointly shall contact all utility providers and shall arrange to have the accounts for all such utilities taken out of Seller’s name and put into Buyer’s name on the Closing Date. The utility companies shall take readings on the Closing Date. Seller shall pay in full all water, electricity, gas, and other utility payments or charges due and payable for all periods prior to the Closing Date, and Buyer shall pay the same on and after the Closing Date. Any utility security deposits Seller has paid with respect to the Property shall be reimbursed to Seller by the utility company holding such deposit. Buyer shall not reimburse Seller for any utility security deposits.

SECTION 4.6             Closing:    The Closing shall consist of:

(a)        The execution and/or delivery by Seller of Seller’s Closing Deliveries.

(b)        The execution and/or delivery by Buyer of Buyer’s Closing Deliveries.

(c)        The delivery by Buyer to Seller of the balance of the Purchase Price.

(d)        The delivery by Seller to Buyer of possession of the Property.

SECTION 4.7            Closing Costs:    Each party shall bear the expense of its own attorneys, consultants and advisors. The Buyer shall be responsible for the costs of the Survey, any Phase I environmental site assessment performed for it and its other inspections of the Property, together with one-half (1/2) of any closing fee charged by the Title Company. The

Seller shall be responsible for all other costs of Closing, including the cost of the owner’s title insurance policy, the preparation of Seller’s Closing Deliveries, one-half (1/2) of any closing fee charged by the title insurance company and the costs associated with recording the general warranty deed, including any transfer or recording fees or taxes. The Buyer shall be responsible for any fees and costs associated with its financing of the transaction contemplated by this Agreement.

ARTICLE 5

COMMISSIONS

Buyer and Seller each represent to the other that no third party is entitled to a sales commission or fee upon the Closing of this transaction. Seller and Buyer each hereby agree to indemnify the other against and shall hold the other harmless from any and all claims, damages, costs or expenses of or for any such fee or commission to the extent that either shall have been responsible for the creation of such claim and shall pay all costs incurred by the other in defending any action or lawsuit brought to recover any such fee or commission.

ARTICLE 6

MAINTENANCE OF PROPERTY PENDING CLOSING

Between the date hereof and the Closing Date, Seller shall continue to operate and manage the Property in a reasonable, diligent and prudent manner and pay all bills, whether for taxes, assessments, insurance, maintenance, utilities, repairs or otherwise.

ARTICLE 7

RISK OF LOSS FROM CASUALTY OR CONDEMNATION

Pending the Closing of this transaction, the risk of loss or damage to the Property by fire or other casualty or its taking or damage by condemnation shall be on Seller. If any loss or damage occurs prior to the Closing, then Buyer shall have the option of (a) canceling this Agreement and having the Earnest Money refunded in full, or (b) accepting the Property with abatement of the Purchase Price in the amount of any condemnation award, the cost of replacement or repair, or (c) accepting any condemnation award, insurance proceeds or settlement amount and proceeding with closing as to the remainder of the Property.

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 8.1            Representations, Warranties and Covenants of Seller:    Seller hereby makes the representations, warranties and covenants set forth below. All of the following representations and warranties shall be deemed to have been made again at and as of the time of the Closing. The representations, warranties and covenants of Seller are as follows:

(a)        Seller has the right, power and authority to enter into this Agreement and to consummate the transactions contemplated herein. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama.

(b)        The execution and delivery of this Agreement by Seller, and the performance and observance by Seller of Seller’s duties and obligations under this Agreement and of all other acts by Seller necessary and appropriate for the consummation of the transactions contemplated herein, are consistent with and not in violation of, and will not create any material default under (i) any instrument (including, without limitation, any contract, agreement, lease, license, covenant, commitment or understanding) affecting the Property, (ii) any law, rule, regulation, notice, order decree or judgment of any nature to which the Property is bound, or (iii) the governing agreement(s) of Seller.

(c)        Seller is the sole owner of good, fee simple, unencumbered, marketable title to all of the Property, subject only to the Permitted Exceptions and those liens or encumbrances that will be satisfied at Closing.

(d)        No prior options, rights of first refusal or other rights have been granted by Seller to any third parties to purchase all or any portion of the Property or any interest therein that are currently in effect or outstanding.

(e)        There is no action, suit or proceeding pending or, to the best knowledge of Seller, threatened, against or by Seller and affecting Seller’s right to transfer the Property or the title of the Property.

(f)        Neither Seller nor any of its partners, members, or officers, as the case may be, are involved in any bankruptcy, reorganization or insolvency proceeding as a debtor.

(g)        No litigation, administrative, or other proceeding, order or judgment is pending or outstanding, or threatened against or relating to any portion of the Property.

(h)        There is no pending or, to the best of Seller’s knowledge, threatened, action by any governmental authority or agency having the power of condemnation or eminent domain that would reasonably be expected to result in all or any portion of the Property or any interest therein being taken by eminent domain, condemnation or conveyed in lieu thereof.

(i)        Seller has received no notice of any pending proceedings for the imposition of any special assessment, or the formation of a special assessment district, which would affect in any manner the Property or any portion thereof.

(j)        There are no unpaid bills or claims in connection with the construction of or any repairs to the Property.

(k)        At Closing, Seller shall have paid all taxes, permits, fees and licenses due which relate to the Property for periods prior to Closing and shall have received no notice of increase, assessment, levy or penalty with respect to any of the foregoing.

(l)        Except as disclosed in the Title Commitment or Survey, no part of the Property is subject to any building or use restrictions which impair or interfere with the continued use of the Property as it is presently used. The Property is properly zoned for its current use.

(m)        Seller has received no notice that there are any proposed or pending changes in zoning or roadway, water, or sewer construction affecting the Property or any portion thereof.

(n)        Seller has not received any notices that Seller has failed to comply with any law, regulation or ordinance affecting the Property and has not received any notice indicating a violation of any regulation or ordinance which would adversely affect the use of the Property for the purposes for which it is currently being used.

(o)        Seller has received no notice that there is any material defect in or about the Property or any portion thereof. For purposes of this Section, “material defect” means any defect the cost to repair or restore of which exceeds Twenty Five Thousand and No/100 Dollars ($25,000.00).

(p)        Seller has received no notice that the Property or any portion thereof contains any form of toxic mold.

(q)        There are no maintenance or other service, license, or concession agreements or any other agreements with respect to the Property or employees of Seller, or of any affiliate or Seller, currently employed in the operation or maintenance of the Property, except as Seller has otherwise disclosed to Buyer in writing during the Due Diligence Period. No collective bargaining agreements between Seller and any labor organization apply to the operation and/or management of the Property.

(r)        All utility services necessary for the use of the improvements and the operation thereof for their intended purpose are available through public or private easements or rights of way at the boundaries of the Property, including water, electricity, telephone facilities, and sewage.

(s)        The Property abuts and has full access to and from a dedicated public right-of-way.

(t)        Seller has no knowledge of any fact or condition which would result in the termination or reduction of the current access from the Property to existing roads, or to sewer or other utility services presently serving the Property.

(u)        Except as disclosed in any environmental report obtained by Buyer prior to the expiration of the Due Diligence Period, (i) no Hazardous Material (as defined below) is or has been transported to or from, or generated, placed, held, released, located, stored, or disposed of on, under, or at the Property; (ii) neither the Property nor any part of any improvements and equipment thereon contains any asbestos or polychlorinated biphenyls; (iii) Seller has not received any notice of any action or proceeding relating to any Hazardous Material or notice of any release or threatened release thereof on, under or at the Property or any notice contrary to (i) and (ii) above; and (iv) no underground or above-ground storage tanks are or have been located on the Property.

(1)        “Hazardous Material” means, without limitation, any substance or material defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “restricted hazardous waste”, “toxic substances” (including toxic mold) or “known to cause cancer or reproductive toxicity” (or words of similar import), petroleum products (including crude oil or any fraction thereof) or any other chemical, substance or material which is prohibited, limited or regulated under any federal, state or local law, ordinance, regulation, order, permit, license, decree, common law, or treaty regulating, relating to or imposing liability or standards concerning materials or substances known or suspected to be toxic or hazardous to health and safety, the environment, or natural resources. For purposes of this Section 8.1(x), laws and regulations shall include, but not be limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1901, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 11001, et seq.; A.R.S. §§ 49-201(16), 49-901(3), and 49-921(5); and in the regulations adopted pursuant to such laws; and any substance or material which has been determined by a state, federal or local governmental authority with jurisdiction over the Property to be capable of posing a risk of injury to health or safety.

(2)        Seller shall indemnify, defend and hold harmless Buyer, its affiliates, directors, officers, employees, and agents, and any successors to Buyer’s interest in the chain of title to the Property, their directors, officers, employees, and agents, from and against any and all claims, actions, suits, proceedings, judgments, losses, costs, damages, liabilities, deficiencies, fines, penalties, punitive damages or expenses, whether foreseeable or unforeseeable, directly or indirectly arising out of, in respect to, or in connection with (y) the transportation to or from or the presence, use, generation, storage, release, threatened release or disposal of Hazardous Material by any party on, under, or in the Property prior to Closing, and (z) any breach by Seller of its obligations, covenants, representations, or warranties in this Agreement with respect to Hazardous Material. As used herein, “expenses” includes, without limitation, reasonable attorneys’, experts’ and investigation and laboratory fees, court costs and litigation expenses; “liabilities” includes, without limitation, governmental fines, sums paid in settlement of claims; and “costs” includes, without limitation, the cost of any repair, cleanup, treatment, detoxification, closure, disposal, remediation, or other similar actions, prior to or following transfer of title to the Property, to the full extent that such action is attributable, directly or indirectly, to the transportation to or from, or the presence, use, generation, storage, release, threatened release or disposal of Hazardous Material by any person on the Property prior to transfer of title to Buyer.

SECTION 8.2            Condition Precedent:    The truth and accuracy of and continued compliance with the foregoing representations and warranties on the Closing Date shall be a condition precedent to the performance by Buyer of its obligations under this Agreement.

SECTION 8.3            Survival of Representations and Warranties:    The representations and warranties of the Seller made in connection herewith, including, without limitation, those in Article 5 and Section 8.1 hereof, shall be continuing representations and warranties, shall not merge with or into any deed of conveyance or other document or instrument delivered at or in connection with the Closing and shall survive the Closing for a period of two (2) years; provided, however, that such limitation shall not apply to (i) any fraud; or (ii) any claim or cause of action initiated prior to the end of such two (2) year period but not settled prior to the end of such period.

ARTICLE 9

DEFAULT

SECTION 9.1            Seller’s Default:    If the sale and purchase of the Property contemplated by this Agreement is not consummated on account of Seller’s breach or default hereunder, Buyer shall have the following options: (i) to terminate this Agreement, whereupon the Earnest Money, together with all interest earned thereon, plus an amount equal to all of Buyer’s costs and expenses suffered or incurred in connection with the transaction contemplated by this Agreement, including but not limited to, all costs and expenses related to Buyer’s due diligence review of the Property, shall be remitted to Buyer on demand in accordance with the provisions hereof; (ii) the right to sue for specific performance of this Agreement (with a credit for the Earnest Money paid), or (iii) the right to pursue any and all other rights and remedies available at law or in equity.

SECTION 9.2            Buyer’s Default:    If the sale and purchase of the Property contemplated by this Agreement is not consummated because of Buyer’s default, failure or refusal to perform hereunder, Seller shall be entitled, as its sole and exclusive remedy hereunder or otherwise, to payment of the Earnest Money, with interest thereon, as full and complete liquidated damages for such default of Buyer, the parties hereto acknowledging that it is difficult or impossible to estimate more precisely or accurately the damages which might be suffered by Seller upon Buyer’s default. Seller’s receipt of the Earnest Money, with interest thereon, is intended not as a penalty, but as full liquidated damages. The parties acknowledge and agree that the liquidated damages provided herein is a reasonable pre-estimate of Seller’s probable loss resulting from Buyer’s default. The right to retain such sums as full liquidated damages is Seller’s sole and exclusive remedy in the event of default hereunder by Buyer, and Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue Buyer: (a) for specific performance of this Agreement, or (b) to recover actual damages in excess of such sums.

ARTICLE 10

MISCELLANEOUS

SECTION 10.1             Notices:    All notices, requests, demands, and other communications (collectively, “Notices”) hereunder shall be in writing and delivered to the parties hereto by (a) hand-delivery, (b) established express delivery service that maintains delivery records, (c) certified or registered U.S. mail, postage prepaid, return receipt requested, or (d) facsimile or other electronic means with confirmation of delivery and follow up delivery by a method set forth in subsections (a) – (c) at the following addresses, or at such other address as the parties hereto may designate pursuant to this Section 10.1.

(a)	To Buyer:	Computer Programs and Systems, Inc.
6600 Wall Street
Mobile, Alabama 36695
Fax: (251) 639-8214

	copy to:	Thomas C. Clark, III, Esq.
Maynard, Cooper & Gale, P.C.
1901 Sixth Avenue North, Suite 2400
Birmingham, Alabama 35203
Fax: (205) 254-1999

(b)	To Seller:	C.P. Investments, Inc.
7260 Isle of Palms Drive
Mobile, AL 36695
		Attn:	William E. Stillings
		Fax:	(251) 633-2062

	copy to:	Leigh Knosher
Wilkins Miller Hieronymus, LLC
P.O. Box 70047
Mobile, AL 36670
		Fax:	(251) 410-6799

Each such notice or other communication shall be deemed given upon receipt or refusal to accept receipt. Notices by way of facsimile or other electronic means are deemed received upon confirmed delivery.

SECTION 10.2            Captions:    The paragraph headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement, and are not to be considered in interpreting this Agreement.

SECTION 10.3            Entire Agreement; Modification:    This written Agreement constitutes the entire and complete agreement between the parties hereto and supersedes any prior oral or written agreements between the parties with respect to the Property. It is expressly agreed that there are no oral understandings or agreements which in any way change the terms, covenants and conditions herein set forth, and that no modification of this Agreement and no waiver of any of its terms and conditions shall be effective unless made in writing and duly executed by the parties hereto.

SECTION 10.4            Binding Effect; Time of Essence:    All covenants, agreements, warranties and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns. Time is of the essence of this Agreement.

SECTION 10.5            Attorneys’ Fees:    Seller and Buyer are each responsible for the costs and expenses associated with their respective legal counsel. Seller and Buyer acknowledge that Maynard, Cooper & Gale, P.C. is serving as legal counsel for Buyer, and that Seller will either seek separate professional advice or waive the right to such advice or counsel.

SECTION 10.6            Governing Law:    The Agreement shall be governed by and interpreted under the laws of the State of Alabama, without regard to its principles of conflicts of law.

SECTION 10.7             Exhibits:    Each and every exhibit referred to or otherwise mentioned in this Agreement is attached to this Agreement and is and shall be construed to be made a part of this Agreement by such reference or other mention, in the same manner and with the same effect as if each exhibit were set forth in full and at length every time it is referred to or otherwise mentioned.

SECTION 10.8            Heirs, Successors And Assigns:    This Agreement shall apply to, be binding upon and enforceable against and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns to the same extent as if specified at length throughout this Agreement.

[ SIGNATURES ON FOLLOWING PAGES ]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement effective as of the Effective Date.

SELLER:

C.P. INVESTMENTS, INC., an Alabama corporation

By:	/s/ William E. Stillings
Name:	William E. Stillings
Its:	Secretary

BUYER:

COMPUTER PROGRAMS AND SYSTEMS, INC., a Delaware corporation

By:	/s/ David A. Dye
Name:	David A. Dye
Its:	Chairman and Chief Financial Officer

EXHIBIT A

Legal Description

1.	6600 Wall Street, Mobile, Alabama 36695

Lot 1, Wall Street Second Addition, according to the plat thereof recorded in Map Book 51, Page 48, in the Records of the Office of the Judge of Probate of Mobile County, Alabama.

Lot 2, Wall Street Second Addition, according to the plat thereof recorded in Map Book 51, Page 48, in the Records of the Office of the Judge of Probate of Mobile County, Alabama.

Lot 1, Wall Street Addition, according to a plat thereof recorded in Map Book 40, page 35 in the records of the Office of the Judge of Probate, Mobile County, Alabama.

2.	6508 Wall Street, Mobile, Alabama 36695

Lot 1, C P Investment Subdivision, as recorded in Map Book 56, Page 89 in the Office of the Judge of Probate of Mobile County, Alabama.

3.	6660 Wall Street, Mobile, Alabama 36695

Lot 2 of Wall Street Commercial Park West subdivision as recorded in the Office of the Judge of Probate of Mobile County, Alabama, in Map Book 85, Page 30.

A-1